UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 _______________________
FORM 8-K
_______________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 1, 2015

_______________________
UNIVEST CORPORATION OF PENNSYLVANIA
(Exact name of registrant as specified in its charter)

_______________________

Pennsylvania	0-7617	23-1886144
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
14 North Main Street, Souderton, Pennsylvania 18964
(Address of principal executive office)(Zip Code)
Registrant’s telephone number, including area code (215) 721-2400
Not applicable
(Former name or former address, if changed since last report)

 _______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On January 1, 2015, Univest Corporation of Pennsylvania (the "Corporation" or "Univest"), parent company of Univest Bank and Trust Co. (the "Bank"), completed its acquisition of Valley Green Bank ("Valley Green"). The merger of Valley Green with and into the Bank (the "Merger") was effected pursuant to the terms and conditions of the Agreement and Plan of Merger (the "Merger Agreement") dated June 17, 2014.

Pursuant to the Merger Agreement, each share of Valley Green common stock was cancelled and converted into the right to receive 1.3541 shares of Univest common stock, $5 par value, with any fractional share entitled to payment in cash. The final exchange ratio was calculated as $27.00 divided by the average of the closing sale prices of Univest common stock as reported on the Nasdaq Global Select Market for each day during the 20 consecutive trading days immediately preceding the effective date of the Merger. The average closing sale price of Univest common stock during that period was $19.94. As a result, Univest will deliver approximately 3,788,000 shares of Univest's common stock to the former shareholders of Valley Green. Valley Green outstanding stock options of 122,377 were exchanged for cash of $2.1 million.

    The foregoing summary of the Merger Agreement is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which was attached to Part I as Annex A to the Corporation's Registration Statement on Form S-4 (File No. 333-198280) filed with the Securities and Exchange Commission (the "SEC") on August 21, 2014, (as amended, the "Registration Statement") and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

Pursuant to the Merger Agreement and effective upon completion of the Merger on January 1, 2015, Jay R. Goldstein and Michael L. Turner, founders of Valley Green Bank and former members of Valley Green’s Board of Directors, were appointed to the Corporation’s Board of Directors. Mr. Goldstein was appointed to serve as a Class I Director with a term expiring at the 2015 annual shareholders meeting. Mr. Goldstein serves on the Board's Loan Policy and Community Reinvestment Act Committees. Mr. Goldstein will not be paid any director’s fees while he is an employee of the Corporation or the Bank. Mr. Turner was appointed to serve as a Class II Director with a term expiring at the 2016 annual shareholders meeting. Mr. Turner is considered an independent director in accordance with the criteria for “independence” established by the Nasdaq Stock Market. Mr. Turner serves on the Board's Audit Committee. Mr. Turner will receive compensation in accordance with the policies of the Corporation relating to non-employee director compensation as described in the Registration Statement, which description is incorporated herein by reference. Under the terms of the Merger Agreement, the Corporation agreed to nominate both Mr. Goldstein and Mr. Turner for an additional three-year term at the completion of their first term on the Corporation’s Board of Directors.

In addition, in connection with the execution of the Merger Agreement, and as a condition to consummation of the Merger, Jay R. Goldstein entered into an employment agreement with the Corporation, which became effective upon consummation of the Merger. The employment agreement provides that Mr. Goldstein, the former President and Chief Executive Officer of Valley Green, will serve as the President of the Valley Green Bank Division of the Bank. A summary of the employment agreement is included on page 57 of Amendment No. 1 to the Registration Statement, which description is incorporated herein by reference, and a copy of Mr. Goldstein's employment contract is filed as Exhibit 10.1 of the Registration Statement.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective January 1, 2015, the Board of Directors of the Corporation amended Article III, Section 1(A) of the Corporation’s bylaws to provide an exception to the requirement that an individual serve as an Alternate Director of the Corporation in order to be eligible to serve as a director of the Corporation. The exception permits an individual to serve as a Director of the Corporation without first serving as an Alternate Director only in cases where the individual has been appointed or elected to the Board of Directors in connection with the execution by the Corporation of a definitive acquisition or merger agreement. The amendment was required to effect the provisions of the Merger Agreement relating to the appointment of Messrs. Goldstein and Turner to the Board of Directors of the Corporation upon closing the Merger.

The foregoing description of the amendment to the Bylaws of the Corporation is qualified in its entirety by reference to the full text of the Bylaws of the Corporation, as amended, a copy of which is attached as Exhibit 3.2.

Item 9.01	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date upon which this Current Report on Form 8-K must be filed.

(b) Pro forma financial information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date upon which this Current Report on Form 8-K must be filed.

(c) Not applicable

(d) Exhibits

Exhibit No.	Description of Document

2.1
Agreement and Plan of Merger, dated as of June 17, 2014, between Univest Corporation of Pennsylvania, Univest Bank and Trust Co., and Valley Green Bank (incorporated by reference as Annex A to Part I of the Registration Statement).

3.2	Bylaws of Univest Corporation of Pennsylvania, as amended effective January 1, 2015.
10.1	Employment Agreement between Jay R. Goldstein and Univest Corporation of Pennsylvania (incorporated by reference to Exhibit 10.1 to the Registration Statement).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Univest Corporation of Pennsylvania

By:	/s/ Michael S. Keim
Name:	Michael S. Keim
Title:	Senior Executive Vice President, Chief Financial Officer
Date: January 2, 2015